Filed Pursuant to Rule 424(b)(3)

File No. 333-263060

OPPORTUNISTIC CREDIT INTERVAL FUND

Class I Shares (SOFIX)

September 16, 2026

Supplement to the Prospectus and Statement of Additional Information
dated January 28, 2026

Effective immediately, the following sections of the Prospectus and Statement of Additional Information (“SAI”) are revised as follows:

The last paragraph of the “Consequences of Repurchase Offers” sub-section under the QUARTERLY REPURCHASES OF SHARES section of the Prospectus is replaced with the following:

The Fund is intended as a long-term investment. The Fund’s quarterly repurchase offers are a shareholder’s only means of liquidity with respect to his or her shares. Shareholders have limited rights to redeem or transfer their shares, other than certain rights of a shareholder’s descendants to transfer shares in the event of such shareholder’s death pursuant to certain conditions and restrictions. The shares are not traded on a national securities exchange and no secondary market exists for the shares, nor does the Fund expect a secondary market for its shares to exist in the future.

The “Repurchases and Transfers of Shares” sub-section under the “Non-Principal Investment Strategies” section of the SAI is replaced with the following:

Transfers of Shares. Shares may be transferred only (i) by operation of law pursuant to the death, bankruptcy, insolvency or dissolution of a shareholder or (ii) by the Shareholder of record thereof or by its agent thereto duly authorized in writing, upon delivery to the Board of Trustees, its designee, or a transfer agent of the Trust of a duly executed instrument of transfer, together with such evidence of the genuineness of each such execution and authorization and of other matters (including compliance with any securities laws and contractual restrictions) as may reasonably be required. Upon such delivery the transfer shall be recorded on the applicable register of the Trust. Until such record is made, the Shareholder of record shall be deemed to be the holder of such Shares for all purposes hereof and neither the Board of Trustees nor any transfer agent or registrar nor any officer, employee or agent of the Trust shall be affected by any notice of the proposed transfer. The Shareholder transferring Shares may be charged reasonable expenses, including attorneys’ and accountants’ fees, incurred by the Trust in connection with the transfer.

To the extent that any statement or information incorporated into the Prospectus and SAI is inconsistent with this Supplement, such statement or information is hereby amended by this Supplement.

This Supplement dated September 16, 2026, and the Prospectus and SAI each dated January 28, 2026, provide relevant information for all shareholders and should be retained for future reference. The

Filed Pursuant to Rule 424(b)(3)

File No. 333-263060

Prospectus and SAI have been filed with the Securities and Exchange Commission, and are incorporated by reference, and can be obtained without charge by calling toll-free 1-833-404-4103 or by visiting the Fund’s website at www.opportunisticcreditintervalfund.com.